Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS FOURTH-QUARTER AND FISCAL YEAR 2006
FINANCIAL RESULTS
•	Diluted EPS from continuing operations increase 53% from prior year to $0.52

•	Cash position increases $8.0 million during the quarter to $10.7 million

•	Continued upturn in nonresidential and infrastructure construction expected to offset weakness in housing-related demand
MOUNT AIRY, N.C., October 20, 2006 — Insteel Industries, Inc. (Nasdaq: IIIN) today announced its financial results for the fourth quarter and fiscal year ended September 30, 2006. Diluted earnings per share from continuing operations for the quarter increased 53% to $0.52 compared with $0.34 for the same period last year. Earnings from continuing operations increased 47% to $9.5 million from $6.4 million a year ago. Including the results of discontinued operations, net earnings were $10.1 million, or $0.55 per diluted share compared with $6.4 million, or $0.34 per diluted share in the prior year. Sales from continuing operations decreased 5% to $82.5 million from $86.6 million last year. Shipments decreased 8% while average selling prices increased 4%.
For the year ended September 30, 2006, diluted earnings per share from continuing operations increased 44% to $1.86 compared with $1.29 for the prior year. Earnings from continuing operations increased 40% to $34.4 million from $24.5 million a year ago. Including the results of discontinued operations, net earnings were $33.0 million, or $1.79 per diluted share compared with $25.0 million, or $1.32 per diluted share in the prior year. Sales from continuing operations increased 7% to $329.5 million from $309.3 million last year. Shipments increased 11% while average selling prices decreased 4%.
Gross profit from continuing operations for the fourth quarter increased 20% to $18.3 million, or 22.2% of net sales from $15.2 million, or 17.6% of net sales in the prior year due to improved spreads between average selling prices and raw material costs which offset the reduction in shipments. For the year, gross profit increased 22% to $70.9 million, or 21.5% of net sales from $57.9 million, or 18.7% of net sales in the prior year due to the higher shipments and improved spreads.
“Considering the impact of the weakening housing sector on shipments during the period, we are pleased with Insteel’s fourth-quarter financial results,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Although only about 20% of Insteel’s revenues are driven by residential construction, it appears that the impact of the downturn in the housing market was compounded by aggressive inventory reduction measures pursued by customers in this sector. Offsetting the impact of lower shipments, gross margins improved by 200 basis points from the third quarter due to higher spreads for certain product lines.”
Exit from Industrial Wire Business
As previously reported, in July the Company completed the sale of the equipment associated with its
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

industrial wire business for $6.0 million and recorded a pre-tax gain of $1.3 million from discontinued operations in the fourth quarter which was partially offset by $0.2 million of closure-related costs. The Company had exited the industrial wire business in June following the closure of its Fredericksburg, Virginia facility and is currently in the process of liquidating the remaining assets of the business. The amounts recorded in connection with the sale of the assets and closure of the plant are subject to future adjustment based upon the net proceeds realized from the liquidation of the remaining assets and the actual closure costs incurred. At this time, the Company does not expect that such adjustments will result in significant charges or losses from discontinued operations.
Operating Cash Flow
Cash provided by operating activities of continuing operations for the fourth quarter decreased to $9.7 million compared with $13.5 million for the year-ago period primarily due to the inventory reduction measures that were pursued in the prior year. The Company’s cash position increased $8.0 million during the quarter to $10.7 million as a result of the strong operating cash flow and proceeds from the sale of the industrial wire equipment which were partially offset by $7.3 million of capital expenditures. For the year, net cash provided by operating activities of continuing operations increased to $42.7 million from $41.8 million in the prior year.
Growth Initiatives
Capital expenditures for the year were $19.0 million and are currently expected to total $18.0 million in 2007 with the largest outlays earmarked for the expansions of the Company’s prestressed concrete strand (“PC strand”) and engineered structural mesh (“ESM”) operations. The actual timing of these expenditures as well as the amounts are subject to change based on adjustments in the project timelines, future market conditions and Insteel’s financial performance.
“Our capital investment plan remains on schedule,” commented Woltz. “The first phase of our Tennessee PC strand expansion will be coming on line this month. We expect the ESM expansion in our North Carolina plant to commence operations in January 2007 and an additional ESM production line to start up at our Texas plant in the third fiscal quarter of 2007. Following completion of the projects that are planned or underway, we believe that maintenance capital expenditures will fall to $3.0 to $5.0 million per year beginning in 2008.”
Outlook
Commenting on the business prospects for fiscal 2007, Woltz said, “As we enter 2007, the outlook for our primary demand drivers, nonresidential and infrastructure construction, remains strong and should serve to mitigate the weakness in those portions of our business that are correlated with residential construction activity. We also expect gradually increasing contributions from our PC strand and ESM expansion initiatives in the form of reduced operating costs and additional volume as we progress through the year.
At the same time, we expect business conditions during the first half of 2007 to be less hospitable than in the prior year due to the downturn in housing-related markets and higher cost raw material purchase commitments that may be difficult to recover depending on competitive pricing pressures.
Despite these near-term challenges, in view of the favorable overall market outlook for our business, the cost competitiveness of our facilities and our strong market positions, we are optimistic about the
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Insteel Industries, Inc.

prospects for 2007 and our ability to continue generating attractive returns for our shareholders.”
Stock Repurchase Program
Insteel did not repurchase any shares of its outstanding common stock during the fourth quarter under its previously announced stock repurchase program. As of September 30, 2006, the Company was authorized to buy back up to an additional $6.5 million of its shares over the remaining term of the program, which runs through January 12, 2007. As previously indicated, repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. Insteel is not obligated to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s fourth-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://investor.insteel.com/ and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. The Company manufactures and markets prestressed concrete strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products for the nonresidential and infrastructure construction industries. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Growth Initiatives” and “Outlook” sections above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 1, 2005, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:
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Insteel Industries, Inc.

general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in spending for nonresidential and infrastructure construction together with post-hurricane reconstruction requirements in the Gulf region of the United States; the severity and duration of the downturn in residential construction activity and the impact on those portions of the Company’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod prices; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the actual net proceeds realized and closure costs incurred in connection with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in medical costs that affect employee benefit expenses; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended October 1, 2005.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
Net sales	$82,483	$86,596	$329,507	$309,320
Cost of sales	64,190	71,396	258,636	251,422

Gross profit	18,293	15,200	70,871	57,898
Selling, general and administrative expense	4,458	4,485	16,996	16,175
Other income, net	(197)	(87)	(446)	(73)
Interest expense	137	414	669	3,427
Interest income	(147)	—	(255)	—

Earnings from continuing operations before income taxes	14,042	10,388	53,907	38,369
Income taxes	4,589	3,973	19,530	13,870

Earnings from continuing operations	9,453	6,415	34,377	24,499
Earnings (loss) from discontinued operations net of income taxes of $419, ($20), ($851) and $330	626	(29)	(1,337)	546

Net earnings	$10,079	$6,386	$33,040	$25,045

Per share amounts:
Basic:
Earnings from continuing operations	$0.52	$0.34	$1.88	$1.31
Earnings (loss) from discontinued operations	0.04	—	(0.08)	0.03

Net earnings	$0.56	$0.34	$1.80	$1.34

Diluted:
Earnings from continuing operations	$0.52	$0.34	$1.86	$1.29
Earnings (loss) from discontinued operations	0.03	—	(0.07)	0.03

Net earnings	$0.55	$0.34	$1.79	$1.32

Cash dividends declared	$0.03	$0.03	$0.12	$0.06

Weighted average shares outstanding
Basic	18,083	18,880	18,307	18,656

Diluted	18,267	19,026	18,473	18,954

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 30,	October 1,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$10,689	$1,371
Accounts receivable, net	37,519	38,601
Inventories	46,797	31,569
Prepaid expenses and other	2,675	3,647
Current assets of discontinued operations	411	5,829

Total current assets	98,091	81,017
Property, plant and equipment, net	55,217	40,970
Other assets	9,653	7,325
Non-current assets of discontinued operations	3,635	8,964

Total assets	$166,596	$138,276

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$30,691	$15,449
Accrued expenses	9,819	9,283
Current portion of long-term debt	—	2,376
Current liabilities of discontinued operations	643	2,247

Total current liabilities	41,153	29,355
Long-term debt	—	9,484
Other liabilities	2,713	2,401
Long-term liabilities of discontinued operations	292	—
Shareholders’ equity:
Common stock	18,213	18,861
Additional paid-in capital	47,005	45,003
Deferred stock compensation	(662)	(508)
Retained earnings	57,882	34,772
Accumulated other comprehensive loss	—	(1,092)

Total shareholders’ equity	122,438	97,036

Total liabilities and shareholders’ equity	$166,596	$138,276

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	(Unaudited)
	September 30,	October 1,
	2006	2005
Cash Flows From Operating Activities:
Net earnings	$33,040	$25,045
Loss (earnings) from discontinued operations	1,337	(546)

Earnings from continuing operations	34,377	24,499
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	4,578	4,139
Amortization of capitalized financing costs	529	651
Amortization of unrealized loss on financial instruments	—	837
Stock-based compensation expense	1,173	805
Excess tax benefits from exercise of stock options	(459)	—
Loss on sale of property, plant and equipment	82	63
Deferred income taxes	(1,627)	2,004
Increase in cash surrender value of life insurance over premiums paid	(193)	—
Net changes in assets and liabilities:
Accounts receivable, net	1,082	481
Inventories	(15,228)	6,753
Accounts payable and accrued expenses	18,456	640
Other changes	(120)	958

Total adjustments	8,273	17,331

Net cash provided by operating activities — continuing operations	42,650	41,830
Net cash provided by operating activities — discontinued operations	2,185	2,630

Net cash provided by operating activities	44,835	44,460

Cash Flows From Investing Activities:
Capital expenditures	(18,959)	(6,302)
Proceeds from sale of assets held for sale	—	904
Proceeds from sale of property, plant and equipment	52	27
Increase in cash surrender value of life insurance policies	(565)	(665)

Net cash used for investing activities — continuing operations	(19,472)	(6,036)
Net cash provided by investing activities — discontinued operations	5,963	2,120

Net cash used for investing activities	(13,509)	(3,916)

Cash Flows From Financing Activities:
Proceeds from long-term debt	135,219	329,562
Principal payments on long-term debt	(147,079)	(370,070)
Financing costs	(307)	(23)
Cash received from exercise of stock options	360	175
Excess tax benefits from exercise of stock options	459	—
Repurchase of common stock	(8,529)	—
Cash dividends paid	(2,222)	(566)
Other	91	(9)

Net cash used for financing activities — continuing operations	(22,008)	(40,931)
Net cash used for financing activities — discontinued operations	—	(560)

Net cash used for financing activities	(22,008)	(41,491)

Net increase (decrease) in cash and cash equivalents	9,318	(947)
Cash and cash equivalents at beginning of period	1,371	2,318

Cash and cash equivalents at end of period	$10,689	$1,371

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$202	$3,531
Income taxes	17,489	12,001
Non-cash financing activity:
Cashless exercise of stock options	—	338
Issuance of restricted stock	792	742
Declaration of cash dividends to be paid	543	565
Other	—	105
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Insteel Industries, Inc.